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                                                                    EXHIBIT 11


P. H. GLATFELTER COMPANY AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

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                                                  1989            1990           1991           1992           1993
Weighted average number of common shares:
 Shares outstanding, beginning of year          24,010,876     23,487,847     22,587,445     22,314,701     44,057,273
 Adjusted for stock split in 1992
  exclusive of shares below --
  applied retroactively                         24,010,876     23,487,847     22,587,445     22,314,701
 Issued for employee stock
  purchase plans                                    39,244         46,512         38,012         42,810         73,745
 Adjusted for stock award plan --                    2,380          2,226         40,876         41,674
 Shares of treasury stock to be issued
  under restricted stock award plan
  common stock equivalents                         550,032        522,160        468,334        484,149        290,343
 Shares acquired and held in treasury             (317,776)      (543,180)      (122,824)      (524,257)      (106,601)
                                               -----------    -----------    -----------    -----------    -----------
Total                                           48,295,632     47,003,412     45,599,288     44,673,778     44,314,760
                                               ===========    ===========    ===========    ===========    ===========
Income before accounting changes               $92,863,897    $88,331,631    $76,048,900    $56,544,143    $20,408,988

Accounting changes                                                                                          (4,193,461)
                                               -----------    -----------    -----------    -----------    -----------
Net income                                      92,863,897     88,331,631     76,048,900     56,544,143     16,215,527

Preferred dividends                                 (7,462)        (7,462)        (7,451)        (7,368)        (5,501)
                                               -----------    -----------    -----------    -----------    -----------
Net income applicable to common shares         $92,856,435    $88,324,169    $76,041,449    $56,536,775    $16,210,026
                                               ===========    ===========    ===========    ===========    ===========
Income per common share
 before accounting changes                        $1.92          $1.88           $1.67          $1.27          $0.46
                                                  =====          =====           =====          =====          =====
Net income per common share                       $1.92          $1.88           $1.67          $1.27          $0.37
                                                  =====          =====           =====          =====          =====
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